May 18, 2023

Mr. Osman Sinan Tumer,
Chief Operating Officer
Naqi Logix Inc.,

1400-1040 West Georgia Street
Vancouver, BC V6E 4H1

Dear Sinan,

The purpose of this engagement letter ("Agreement"), together with the Standard Terms and Conditions attached hereto, is to outline the A. Fehr & Associates Ltd. dba Fehr & Associates ("F&A" or the "Firm") understanding of the terms of our engagement to provide services set out below (the "Services") to Naqi Logix Inc., (the "Company", "Naqi" or "you"). The engagement is effective at the date of May 23, 2023.

Engagement objective

The objective of this engagement is for F&A to provide CFO/controller, accounting, financial reporting, and general consulting to your Company. Mr. Xavier Wenzel, or, failing him, an alternate as appointed in accordance with Schedule A (the "Consultant"), is available to hold the officer position of Chief Financial Officer ("CFO") of the Company if required or when needed, as approved by the Company's board of directors, and fulfill the function of CFO as more particularly described in Schedule A.

Engagement approach & Services provided

The Consultant will provide CFO support services as well as provide or oversee accounting, financial reporting, and general consulting services as described in Schedule A. The Firm may offer consulting services, perform accounting functions and maintain identified accounting records in a proper manner on an as needed basis. For greater clarity, the Firm will not be the Company's auditor or publicly associated with the financial statements or MDA. Rather, the Firm may assist the Consultant, in his role as CFO, and other Company management with regulatory and reporting obligations by preparation of financial statements during this engagement and compiling information as needed.

The services provided under this engagement are not designed to detect fraud or error. You will supply all necessary information and will be responsible for its accuracy and completeness. You will review and approve the financial reports which is based on the general ledger, which summarizes the entries, transaction classifications, and account codes determined or prepared by the Firm. For greater clarity, all reports are "management reports".

Engagement staffing and scheduling

To ensure the engagement's success, the Company's staff and your senior management will need to be involved in the expected work, along with the Consultant and other Firm staff members that may assist with maintaining records and financial reporting. F&A staff will be assigned as necessary to assist the Consultant with book-keeping, administration, and financial reporting responsibilities. The Company may assign formal positions to Firm staff as identified in Schedule A.

Term

The above terms will remain in effect from year to year unless amended in writing by both parties or terminated by 90 days written notice from either party (120 days if 2 reporting deadlines fall within the 90 days). Upon termination of this engagement, we will invoice you for any unbilled fees and expenses. Further, you agree to pay your account to the date of termination upon receipt of our invoice.

Fees

Professional fees are based on the expected time and the degree of responsibility and skill required. In accordance with Schedule B, a fixed fee of Cdn$11,000 per month will be charged to be your administration and accounting team and out of scope work will be charged at an hourly rate. Tax return preparation and prospectus related work are examples of out of scope work.

604-568-9366	2820-200 Granville Street, Vancouver BC V6C 1S4	www.fehrandassociates.ca

In the event of significantly increased activity, Fehr & Associates reserves the right to propose an increase to the fee to reasonably accommodate this change in volume which the Company will not unreasonably withhold if timesheet support is provided.

Special projects and out of scope consulting activity will be charged at the ad hoc rates listed in Schedule B. This work falls under this agreement but communication on estimated hours/fees is expected.

Any disbursements will be added to the billing. All fees are due when rendered.

Intellectual Capital Protection Agreement ("ICPA")

The Intellectual Capital Protection Agreement attached hereto as Schedule C is an integral part of this Agreement. Any breach by Firm of the ICPA will also constitute a material breach of this agreement, and vice versa. In the event of conflict or inconsistency between the terms and conditions set forth in this Agreement and the ICPA, the terms and conditions set forth in the ICPA shall take precedence.

Standard Terms and Conditions

The Standard Terms and Conditions attached hereto are an integral part of this Agreement. This Agreement should be read in conjunction with the Standard Terms and Conditions. In the event of conflict or inconsistency between the terms and conditions set forth in this Agreement and the Standard Terms and Conditions, the terms and conditions set forth in this Agreement shall take precedence.

* * * * *

We are pleased to have the opportunity to provide accounting services to Naqi Logix Inc. and appreciate your confidence in Fehr & Associates. If you have any questions regarding this Agreement, please call Ann Fehr at 604.375.5578. If the above terms are acceptable to you, and the services outlined are in accordance with your requirements, please sign this letter in the space provided and return a copy to me.

Yours truly,

“Ann Fehr”

Ann Fehr, CPA CGA
Fehr & Associates
Chartered Professional Accountants

“Sinan Tumer”	“Xavier Wenzel”

The services set out in the foregoing letter are in accordance with our requirements. The terms set out are acceptable to us and are hereby agreed to.

Osman Sinan Tumer	Xavier Wenzel
Chief Operating Officer	Consultant

5/29/2023	5/30/2023
Date	Date

604-568-9366	2820-200 Granville Street, Vancouver BC V6C 1S4	www.fehrandassociates.ca

Standard Terms and Conditions

Except as otherwise specifically provided, these terms and conditions shall apply to any engagement carried out under this Agreement by Fehr & Associates ("F&A"). For the purposes of this Agreement, the term F&A includes F&A and its subcontractors and their respective partners, directors, officers and employees.

1. Timely Performance - F&A will use all reasonable efforts to complete the performance of the Services, as agreed to by the parties. F&A will exercise due professional care and competence in the performance of the Services. F&A shall not be liable for failures or delays in the performance of Services that arise from causes beyond its control using F&A's stipulated staff and resources, including the untimely performance by the Company, its assigns, representatives, advisors or agents, of its obligations under this Agreement.

2. Company Responsibilities - The Company will provide to F&A in a timely manner complete and accurate information and access to management personnel, staff, premises, computer systems and applications as is reasonably required by F&A to complete the performance of the Services.

3. Confidentiality - F&A covenants and agrees with the Company that it will not disclose, directly or indirectly, any confidential information to any person nor shall use the same for any purposes, other than those of the Company except those that are disclosed pursuant to law or become generally known in the industry other than through a breach of F&A's or the Consultant's obligations hereunder. F&A acknowledges that the Consultant holds a position of trust within the Company and that he and F&A have been and will be entrusted with detailed confidential information (including information conceived, originated, discovered or developed by the officers, employees or consultants either employed by or retained by the Company) concerning the business and affairs of the Company including, without limitation:

(a) knowledge of all business or financial opportunities which are or may be available to the Company in particular; or

(b) the present and contemplated plans, strategies, costs, prices, systems, pricing policies and financial information used by the Company in connection with its business and information concerning the customers of the Company, their names, addresses, needs and preferences, the disclosure of any of which detailed confidential information to competitors of the Company or to the general public would be highly detrimental to the best interests of the Company.

F&A further acknowledges and agrees that the right to maintain such detailed confidential information constitutes a valid proprietary right which the Company is entitled to protect and that such confidential information shall be held by F&A and the Consultant in a fiduciary capacity and solely for the benefit of the Company.

4. Privacy - The Company confirms to F&A that it has obtained any consent that may be required under applicable privacy legislation for the collection, use and disclosure to F&A of company information. F&A shall adhere to applicable privacy legislation when dealing with company information that was obtained from the Company.

5. Internet Communications - Unless otherwise agreed with the Company, F&A may correspond by means of the Internet or other electronic media. Because of the inherent risks associated with the electronic transmission of information on the Internet or otherwise, F&A does not guarantee the security and integrity of any electronic communications sent or received in relation to this engagement. While it is F&A's policy to check its e-mail correspondence with anti-virus software, F&A does not guarantee that transmissions will be free from infection and accepts no responsibility or liability for any damages as a result of communicating by means of the Internet or other electronic media.

6. Right to Terminate Services - Either party may terminate this agreement, with or without cause, by providing 90 days written notice to the other party. In the event of early termination, for whatever reason, the Company will be invoiced for time and expenses incurred up to the end of the notice period together with reasonable time and expenses incurred to bring the engagement to a close in a prompt and orderly manner. F&A shall also have the right, upon 7 days prior notice, to suspend performance of the Services in the event the Company fails to pay any amount required to be paid under this Agreement. Following the first year of services, if F&A is terminated by the Company other than for Just Cause the Company shall pay to F&A or their beneficiary, heirs or estate a cash termination payment equal to three months' fees in effect upon the date of termination. In addition, the Company shall pay the Consultant or his beneficiary, heirs or estate any Accrued Obligations to the date of termination and payable in a lump sum, less any applicable holdings and deductions, as soon as administratively practicable (but in no event later than Sixty (60) days) following Firm's termination.

604-568-9366	2820-200 Granville Street, Vancouver BC V6C 1S4	www.fehrandassociates.ca

7. Fees - Any fee estimates by F&A take into account the agreed-upon level of preparation and assistance required by the Company. F&A undertakes to advise the Company's management on a timely basis should this preparation and assistance not be provided or should any other circumstances arise which cause actual time to exceed estimated time.

8. Expenses - F&A will invoice for all reasonable expenses. Reasonable expenses, including but not limited to travel, meals and accommodation will be charged as incurred. An administration/office fee of 4% of total fees will be charged to cover general overhead expenses in connection with our engagement.

9. Invoicing - Invoices including expenses will be rendered on a monthly basis as the engagement progresses. Accounts are due when rendered. Unless otherwise stipulated, interest on overdue accounts is calculated at the rate noted on the invoice commencing 30 days following the date of the invoice.

10. Taxes - The fees, expenses and other charges payable pursuant to this Agreement do not include taxes or duties. All applicable taxes or duties, whether presently in force or imposed in the future, shall be assumed and paid by the Company without deduction from the fees, expenses and charges hereunder.

11. Governing Law - This agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein, without regard to principles of conflicts of law. The parties hereby irrevocably and unconditionally attorn to the exclusive jurisdiction of the courts of the Province of British Columbia and all courts competent to hear appeals there from.

12. Templates/Working Papers/Reports - Subject to the restrictions in this Agreement, the Company will own all tangible written material originally prepared expressly for the Company and delivered to the Company under this agreement (the "Deliverables"), excluding any F&A materials contained or embodied therein. F&A shall own any general skills, know-how, expertise, ideas, concepts, methods, techniques, processes, software, materials or other intellectual property or information which may have been discovered, created, developed or derived by F&A either prior to or as a result of its provision of Services under this agreement. F&A's working papers and F&A's confidential information belong exclusively to F&A. The Company will have a non-exclusive, non-transferable license to use F&A's Confidential Information for the Company's own internal use and only for the purposes for which they are delivered to the extent that they form part of the Deliverables. All Deliverables are solely for the Company's internal use and benefit. F&A accepts no liability or responsibility to any Third Party who benefits from or uses the Services or gains access to the Deliverables. Notwithstanding external auditors' use of our documentation for the purposes of their external audit, the Company shall not authorize any third party ("Third Party") to rely upon any of the Deliverables without F&A's prior written consent. The Company shall not distribute to, discuss with, or otherwise disclose the Deliverables to any Third Party without F&A' prior written consent, and the Company shall not otherwise discuss the fact or substance of the Services hereunder with Third Parties without F&A's prior written consent, other than the deliverables required to be disseminated by law.

13. Indemnification

The Company agrees to indemnify and hold F&A harmless from and against any and all costs, charges, liabilities, damages, claims, demands, judgments and expenses (including solicitors' fees and disbursements) ("Costs") arising out of or based upon: (i) any intentional misstatement or omission in any material, information or representation supplied or approved by the Company, its agents or its representatives; or (ii) any third party civil or administrative action or proceeding to which F&A may be made a party and which is related to, arises out of, or is in any way associated with the engagement. The Company shall reimburse F&A for such Costs as they are incurred.

604-568-9366	2820-200 Granville Street, Vancouver BC V6C 1S4	www.fehrandassociates.ca

14. Limitation of Liability - In any action, claim, loss or damage (whether in tort, contract or otherwise) arising out of the engagement to which these terms and conditions are attached ("Claim") the parties agree that:

(a) Subject to the limits set out below in paragraphs (b) and (c), F&A's liability shall be several and not joint and several, solidary or in solidum and F&A shall only be liable for its proportionate share of the total liability based on degree of fault;

(b) Under no circumstances shall F&A be liable for damages in respect of any incidental, punitive, special, indirect or consequential loss, even if F&A has been advised of the possibility of such damages including but not limited to loss of profits, loss of revenues, failure to realize expected savings, loss of data, loss of business opportunity, or similar losses of any kind; and

(c) F&A's total liability for any Claim arising out of the performance of the Services, regardless of the form of Claim, shall in no event exceed an amount equal to: (i) the total fees paid to F&A under this Agreement; or (ii) the total fees paid to F&A with respect to the Services directly relating to and forming the basis of such Claim, where the Claim arises from Services that are not subject to an agreement. This clause shall not limit F&A's liability for death, personal injury or property damage caused by the negligent acts or omissions of F&A and its partners and staff, or for loss or damage caused by their fraud or wilful misconduct.

15. No Application - The preceding two sections (Indemnification, Limitation on Liability), or any portion of them, shall have no application to any liability for which exclusion or restriction is prohibited by law.

16. Severability - If any of the provisions of these terms and conditions are determined to be invalid or unenforceable, the remaining provisions shall remain in effect and be binding on the parties to the fullest extent permitted by law.

17. Proceeds of Crime (Money Laundering) and Terrorist Financing Act - Pursuant to this legislation, all accountants and securities dealers (including those providing portfolio management or investment counselling services) in Canada are required, in certain circumstances, to report any "suspicious transactions" to the Financial Transactions and Reports Analysis Centre of Canada (FINTRAC), a government agency. Suspicious transactions are transactions, which may relate to money laundering and the financing of terrorist activities. The Company covenants and agrees that it shall have no claim against F&A for any disclosure made by F&A or its agents in relation to FINTRAC or its related legislation and regulation or enforcement.

18. Legal or Regulatory Proceedings - In the event F&A is requested or authorized by the Company or is required by government regulation, subpoena, or other process to produce documents or personnel as witnesses with respect to the engagement for client, and provided that F&A is not a party to the legal proceedings, the Company shall reimburse F&A for professional time and expenses, as well as the fees and expenses of counsel, incurred in responding to such requests. The Company covenants and agrees that it shall have no claim against F&A for any disclosure made by F&A or its agents in relation to regulatory compliance or enforcement as requested by any stock exchange or securities commission.

19. Miscellaneous - F&A shall provide all Services as an independent contractor and nothing shall be construed to create a partnership, joint venture or other relationship between F&A and client. Neither party shall have the right, power or authority to obligate or bind the other in any manner. This Agreement shall not be modified except by written agreement between the parties. The Agreement represents the entire and sole agreement between the parties. Any terms and provisions of this Agreement that by their nature operate beyond the term or expiry of this Agreement shall survive the termination or expiry of this Agreement, including without limitation those provisions headed Confidentiality, Indemnification, Limitation on Liability, and Legal Proceedings.

20. Use of third-party software - F&A may, from time to time, recommend the use of or may resell third-party software products including, but not limited to, Sage, QuickBooks, Simply Accounting, SAP, Accpac, Great Plains, and Caseware {"Third Party SoftwareSuppliers") to the Company under respective reseller arrangements. The Company agrees to abide by the respective licensing terms and conditions of the Third Party Software Suppliers, including any software licensing, hosting and maintenance fees that are not explicitly covered under this Proposal. Further, F&A does not guarantee the performance of any of the software provided by the Third Party Software Suppliers and F&A shall not be responsible for any loss, liability, cost or expense with respect to any defects, loss of data or information, or any other problems caused by or attributed to the software providedby the Third Party Software Suppliers.

604-568-9366	2820-200 Granville Street, Vancouver BC V6C 1S4	www.fehrandassociates.ca

21. F&A Staff - In the event that the Company  (or indirectly through  one of its clients/association)  offers direct employment to an employee of F&A within 1 year of that employee providing services to the Company, the Company will be pay to F&A a "placement fee" equivalent to 6 months' full time salary of that employee regardless of whether the employee is  hired  as a full time or part-time person for you.

22. Fee changes - Unless mutually agreed, quoted hourly fees in Schedule B are subject to change with three month written notice by email and fee rate increases will occur no more than once a year. Rates may change without a requirement for an amended to this Agreement.

23. Bonus - In the event the Company has a bonus program: F&A and/or the Consultant shall be eligible for any annual incentive bonus opportunity offered by the Company at Executive's level. The amount of this bonus, as well as the criteria necessary to earn a bonus, may be changed at any time by the Company and shall be within the sole discretion of the Company. In the event of any conflict between this Agreement and any incentive bonus plan adopted by the Company, the Company's formal bonus plan shall control.

At the discretion of the Company, the Consultant may be entitled to receive stock options, restricted share units (RSUs), performance share units (PSUs) and all other forms of employee compensation from time to time from any stock option or equity incentive plan of the Company, as may be granted by the board of directors of the Company at its sole discretion.

In the event the Consultant's contract terminates without Cause or for Good Reason, prior to the last day of the fiscal year for which the bonus applies, the Consultant will be entitled to a bonus on a pro-rated basis for the period from the beginning of that fiscal year to the date of termination and such bonus shall be payable no later than Sixty (60) days following such termination.

The intention is that the Consultant and F&A will be treated in a manner consistent with other members of the team.

24. Change in Control -The Firm shall be entitled to the Change of Control benefits after 12 months of service as set forth herein. If within 12 months following a Change of Control the Firm's engagement is terminated without cause, then the Company shall pay the Firm any fees earned up to the date of termination, including any unreimbursed expenses. In addition, the Company will pay the Firm a break fee equal to 4 months of the prior year's average monthly billing. The break fee will be paid either as a lump sum or in equal monthly installments at the discretion of the Company's Board of Directors.

Additionally and notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, all stock options and other stock-based awards held by the Firm, if any, shall immediately accelerate, vest, and become fully exercisable or non-forfeitable ninety (90) days after the date of termination for the Firm's engagement.

"Change of Control" means:

a) The acquisition , directly or indirectly, by any person or group of persons acting jointly or in concert, as such terms are defined in the Securities Act (British Columbia), of common shares of the Company which, when added to all other common shares of the Company at the time held directly or indirectly by such person or persons acting jointly or in concert, constitutes for the first time in the aggregate greater than 50% of the outstanding common shares of the Company and such shareholding exceeds the collective shareholding of the current directors of the Company, excluding any directors acting in concert with the acquiring party; or

b) The removal, by special resolution of the shareholders of the Company, of more than 51% of the then incumbent Board, or the election of a majority of Board members to the Company's board who were not nominees of the Company's incumbent board at the time immediately preceding such election; or

c) Consummation of a sale of all or substantially all of the assets of the Company; or

d) The consummation of a reorganization, plan of arrangement, merger or other transaction which has substantially the same effect as (a) to (c) above.

604-568-9366	2820-200 Granville Street, Vancouver BC V6C 1S4	www.fehrandassociates.ca

Schedule A - Scope of work & responsibilities

Assigned Staff Positions:

- Xavier Wenzel will hold the CFO position (Juciane Gomes or Ann Fehr are backup)

- Maribel Cama will assist with book-keeping (TBC)

- Yulia McCutcheon and Ann Fehr are available for corporate secretary support, as requested

These following roles and responsibilities include potential expected projects and work but is not exhaustive and may include work not required. The Company is responsible for managing the resources the Firm provides and for performance reviews. The following may be reviewed and updated after six months, if appropriate.

Overall responsibility: Be responsible for ongoing accounting, financial reporting functions and governance support consistent with the title of CFO for a publicly listed company. Manage the "accounting department" and be responsible for process from receipt of invoice to filing financials on SEDAR. Maintain procedures that have built in checks and balances. Work in conjunction with the Corporate Secretary to prepare regulatory required financial reports and information circulars and routine exchange filings (such as the CSE or TSXV). Support operations with budget to actual reports and other analysis, including forecasting, as required.

This is a senior management role fulfilling the position of CFO for your Company on a part-time basis. The CFO will report directly to the Chief Operating Officer and will liaise with management, directors, board committees, auditors and project personnel regarding accounting and financial disclosure matters, corporate governance and administration and any other matters that may be deemed necessary.

F&A will also work with the Company's legal team to support the current public listing, as required.

CFO Services & Financial Reporting

Financial Reporting

  Overseeing preparation of interim and year-end consolidated financial statements and Management Discussion and Analysis.
  Information co-ordination for required disclosure
  Preparation of the consolidation working paper
  Oversee/prepare working papers for FS support
  Preparation of full set of financial statements with notes quarterly
  Support annual audit and quarterly reviews, if required
  Prepare technical memos as required for audit purposes and general file support
  Complete disclosure/reporting checklist
  Support CEO with accounting/disclosure impact of new agreements prior to contract finalized
  Oversee the issuance of financial information, including the review, approval and certification, where required, of all filings with the stock Exchange
  Report financial results to the CEO and Board of Directors

General Management support

  Proactively assist with the preparation of the annual budget and monthly cost-variance reports to measure performance against budget and to work to uncover any potential overruns or anomaly's requiring attention by management
  Initiate project and corporate financing strategies and lead bank debt initiatives, as applicable
  Monitor and support the implementation of strategic business plans
  Cash and foreign exchange management
  Ensure adequate and cost-effective internal controls
  Maintain appropriate insurance coverage on all aspects within the Company and its activities
  Support with customer and vendor contracts, as requested
604-568-9366	2820-200 Granville Street, Vancouver BC V6C 1S4	www.fehrandassociates.ca

  Manage insurance applications & issues as required (CGL, KNR, D&O, property)
  Monthly operations "snapshot" report, not IFRS
  Maintain contract binders/files (including an understanding of obligations)
  Watch for foreign exchange management opportunities (consider hedging for large transactions)
  Ensure that the Company's records meet the requirements of auditors and government agencies
  Report risk issues to the Company's board of directors or its Audit Committee, as applicable
  In collaboration with management and counsel, preparing financing documentation, including if required prospectuses and private placement-related documentation
  Such other duties as may be determined from time to time by the Chief Executive Officer or his nominee, consistent with the position of Chief Financial Officer

Taxation Services (out of scope)

  Tax issues and compliance (including preparation of Canadian & foreign tax returns, if required)
  Preparation of T2 tax returns or SRED claims, if required
  Direct the timely preparation and submittal of any applicable tax refund programs (GST)

Bookkeeping and general administration

Manage, direct, and supervise on an ongoing basis the internal and external accounting support personnel to ensure accounting procedures and practices are in place, and to insure the delivery of monthly, quarterly, and year-end financial documents to management and auditors on a timely and cost-effective basis.

  Full cycle accounting and payroll
  Receive bills, obtain approval and facilitate payments
  Receive deposits and go to bank
  Manage the capital request and budgeting, tracking and forecasting process
  Complete book-keeping checklist quarterly
  Implement automated expense submittal procedures if part of the Company's plan
  Maintain organized records of invoices and other accounting documents

Corporate Secretary Support

  Reconcile private placements and help administer sub agreements, as required
  Coordinate signatures and NDA/MNDA/CA agreements
  Facilitate exercises of warrants & options, as required
  Regulatory filings as required (e.g. Exempt distribution reports) with lawyer support as necessary
  Prepare treasury orders as required
  Co-ordinate the annual AGM and related

Corporate Transactions and Marketing support (out of scope)

  Special project fees will be discussed and determined, once scope of work is defined, should the Company require travel for marketing or F&A to co-ordinate or lead a go-public process that requires prospectus level disclosure.
  General support of marketing such as support with investor deck, is included in monthly fee
604-568-9366	2820-200 Granville Street, Vancouver BC V6C 1S4	www.fehrandassociates.ca

Schedule B - Fees for Services

Fee/Service rates

At Fehr & Associates we aim to provide fair prices based on the services provided. Our fee structure is provided to ensure transparency for all billings.

Fixed Fee Services Provided	Rate per month
CFO, Controller/book-keeper & general admin monthly retainer	Cdn$10,000
Corporate Secretary (10 hrs per month the hourly)	$1,000 Admin fee 4% of above fee

The following hourly rates are appropriate for situations with fluctuating demands, but where you need someone who is "on call" and able to respond quickly. Ad-hoc rates would apply for part time accounting support that varies with volume and out of scope services:

Ad-hoc Services Provided - no change expected for 24 months	Rate per hour
Bookkeeping and Related Administrative Services	$95
Senior Administration, Corporate Secretary Support and Regulatory and Financial
Statement preparation & special reports	$150
Taxation Services	$200
Strategic & Business Planning Services	$200
Admin fee	4% of ad-hoc fee

All fees above assume stock options are granted to both any appointed officers and the firm Fehr & Associates. We do not specify the quantity of options but appreciate that the minimum grant be philosophically consistent in amount and frequency with current option granting practices - we would like to be considered part of the team. If stock options are not granted then the Fehr & Associates has the right to increase the fees by 25% retroactively.

604-568-9366	2820-200 Granville Street, Vancouver BC V6C 1S4	www.fehrandassociates.ca

SCHEDULE C

INTELLECTUAL CAPITAL PROTECTION AGREEMENT

This Agreement dated and effective as of May 23, 2023.

BETWEEN:

Naqi Logix Inc. ("Company"), with its registered office at 1400 - 1040 West Georgia Street, Vancouver, British Columbia, V6E 4H1

AND:

A. Fehr & Associates Ltd., at 2820 - 200 Granville Street, Vancouver, B.C. V6C 1S4 ("Confidant");

Witnesses That Whereas:

A. Company has engaged Confidant, whether directly or through an Affiliate or Principal, to provide Services for or on behalf of Company ("Engagement").

B. As a consequence of the Engagement, Confidant has had access and may obtain access to Company Intellectual Capital.

C. It is a fundamental condition of the Engagement that Confidant accepts and complies with the terms and conditions set out in this Agreement.

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Company and Confidant acknowledge, agree, represent, and warrant as follows:

Definitions - In this Agreement, unless specifically indicated otherwise:

"Affiliate" means a corporation, partnership, trust, or other person with which the Party is affiliated as that word is defined in the Business Corporations Act of British Columbia, or with whom the Party is not dealing at arm's length as defined in the Income Tax Act of Canada.

"this Agreement" means this Intellectual Capital Protection Agreement.

"Business Information" means any kind of information, data, and knowledge that is used in or pertains to the business of a person, including accounting information, corporate strategies, personnel information, customer information, supplier information, marketing strategies, commercial activities, ideas, concepts, and Business Opportunities, excluding only Technical Information. "Company Business Information" means Business Information that is in the care, possession, custody, or control of Company, or of a third party on behalf of Company, including Business Information that is held or used by Company under license.

"Business Opportunity" and "Company Business Opportunity" have the meanings set out in Section 0. "Company Business" means each and every business carried on by Company from time to time. "Company Business Associate" has the meaning set out in Section 0.

"Company Products" means goods and services developed, made, sold, or otherwise commercialized from time to time by Company, Directly or Indirectly, or under license from Company.

604-568-9366	2820-200 Granville Street, Vancouver BC V6C 1S4	www.fehrandassociates.ca

"Company Technology" has the meaning set out in Section 10.3 and Schedule "D".

"Confidant's Country" means the country identified in Confidant's address on the first page hereof.

"Developments" has the meaning set out in Section 6.1.

"Directly or Indirectly" and derivations of that word denote any activity that may be carried on by a person either independently or through any number of intervening third parties.

"Disclose" and derivations of that word denote the receipt or acquisition of information or material by one person from another, by any active or passive method or instrumentality, whether Directly or Indirectly.

"Effective Date" means the date first written above.

"Engagement" has the meaning set out in Recital A.

"Exempted Information" means information and material which:

(a) before Disclosure to Confidant, shall have been in the possession of Confidant, or known by Confidant, on a lawful, unrestricted, and non-confidential basis; or

(b) at the time of Disclosure to Confidant, shall have been generally available for public scrutiny on a lawful, unrestricted, and non-confidential basis; or

(c) after Disclosure to Confidant is: (i) made generally available for public scrutiny on a lawful, unrestricted, and non-confidential basis; or (ii) obtained by a third party, and provided by that third party to Confidant, all on a lawful, unrestricted, and non-confidential basis.

"including" and derivations of that word denote examples of a general concept and are not intended to limit or restrict the meaning and scope of the general concept in any manner.

"Intellectual Capital" means all proprietary, quasi-proprietary, and intangible assets of a person from time to time, including Proprietary Information, Intellectual Property, know-how, relationships (business and employment), and Business Opportunities. "Company Intellectual Capital" means Intellectual Capital that is in the care, possession, custody, or control of Company or of a third party on behalf of Company, including Intellectual Capital held or used by Company under license.

"Intellectual Property" means all in rem forms of intellectual property recognized by law from time to time, including patents, trademarks, copyrights, industrial designs, integrated circuit topographies, mask works, design patents, utility models, petty patents, and goodwill, and the right to apply for and obtain any such rights. "Company Intellectual Property" means Intellectual Property that is owned (legally or beneficially) by Company, or in which Company holds rights or interests, including Intellectual Property held or used by Company under license.

"Party" means a party to this Agreement.

"Permitted Activities" means the activities that Confidant is authorized to carry on in relation to Company Intellectual Capital pursuant to Section 0.

"person" means any form of distinct individual, entity, or association recognized as a person by law or accounting principles.

"Personal Information" has the meaning assigned by applicable law, and includes information about any individual whose identity is apparent or can reasonably be ascertained from the information.

604-568-9366	2820-200 Granville Street, Vancouver BC V6C 1S4	www.fehrandassociates.ca

"Primary Contract" means the agreement(s) between Confidant (or an Affiliate or Principal of Confidant) and Company, which: (i) is separate from this Agreement, and (ii) establishes the Engagement. For example, "Primary Contract" may include any of the following categories of agreement: employment, consulting, services, advisory, investment, research, development, loan, supply, or license agreement.

"Proprietary Information" means information or material, however expressed, manifested, or stored, that is in the care, possession, custody or control of a person (or of a third party on behalf of a that person) and which is not generally available for public scrutiny on a lawful, unrestricted, and non-confidential basis, which may include information and material: (i) that is commonly called "trade secret"; (ii) that comprises, embodies, or reveals Business Information, Technical Information, or Business Opportunities; (iii) that comprises unique combinations of separate items, which individually may or may not be confidential; and (iv) that is Disclosed to a person or entity by a third party on a confidential basis or by way of license. "Company Proprietary Information" means Proprietary Information that is in the care, possession, custody, or control of Company or a third party on behalf of Company, including Proprietary Information held or used by Company under license.

"Purpose" denotes the purpose for which Confidant is permitted to access, hold, and/or interact with Company Intellectual Capital, namely: (i) to assess the desirability of working with Company; (ii) to consider, discuss, negotiate, and/or modify the terms and conditions of a Primary Contract; and (iii) to perform Services.

"Representative" means a person who provides services to or for the benefit of another person, including services provided in the capacity of a director, officer, employee, agent, or contractor.

"Services" denotes any activity that Confidant provides to Company, or to others on behalf of Company, whether Directly or Indirectly through an Affiliate, Principal, or otherwise, which may include any of the following: (i) serving as a director, officer, executive, advisor, or manager of Company; (ii) providing research, development, engineering, programming, or other technical services; (iii) promoting, or otherwise helping to advance a Company Business or a Company Product; (iv) supplying goods, services, information, or advice; (v) licensing rights or interests; (vi) providing strategic or financial advice; or (vii) acting as a representative, agent, or trustee.

"Tangibles" means physical material that embodies, contains, stores, or reveals Proprietary Information or Intellectual Property. "Company Tangibles" means Tangibles that are in the care, possession, custody, or control of Company or of a third party on behalf of Company, including Tangibles held or used by Company under lease or license.

"Technical Information" means any kind of information, data, development, and knowledge of a technical nature including inventions (whether or not patentable), technology (including the Company Technology identified in Schedule "A"), engineering, devices, prototypes, compositions of matter, chemical compositions, molecules, writings, designs, computer programs, discoveries, formulas, information, data, compilations, methods, techniques, end uses, processes, concepts, devices, reports, schematics, software, code, algorithms, drawings, diagrams, research, know-how, discoveries, improvements, enhancements, modifications, derivative works, ideas, and concepts. "Company Technical Information" means Technical Information that is in the care, possession, custody or control of Company, or of a third party on behalf of Company, including Technical Information that is held or used by Company under license.

General Restrictions and Permissions

Subject to the balance of this Agreement:

(d) Confidant will receive and hold Company Proprietary Information in strict confidence;

(e) Confidant will not access, hold, use, copy, exploit, or otherwise interact with any Company Intellectual Capital except for the exclusive benefit of the Company and in strict compliance with this Agreement; and

604-568-9366	2820-200 Granville Street, Vancouver BC V6C 1S4	www.fehrandassociates.ca

(f) if Confidant receives a Disclosure of Personal Information from Confidant, Confidant will comply strictly with all laws and regulations in force from time to time that apply to that Personal Information.

When Confidant receives access to Company Intellectual Capital pursuant to this Agreement or a Primary Contract, Confidant is authorized to carry on the following activities in good faith ("Permitted Activities"):

(a) receive, hold, store, and analyze Company Intellectual Capital to the extent reasonably required by Confidant for the Purpose;

(b) make and hold a limited number of copies of Company Intellectual Capital, provided that: (i) Confidant makes no more copies than are reasonably required for the Purpose (but in any event not more than five copies), and (ii) all such copies will be and be deemed to be Company Proprietary Information and/or Tangibles governed by this Agreement; and

(c) Disclose Company Intellectual Capital to its Representatives as reasonably required for the Purpose, in compliance with Article 0 hereof.

Confidant must not, Directly or Indirectly, access, hold, store, use, analyze, employ, Disclose, share, copy, commercialize, interact with, or take any benefit from, any Company Intellectual Capital except to the extent expressly permitted by this Agreement or by Company in writing.

Confidant will not, Directly or Indirectly, permit, facilitate, or enable any third party, including its Affiliates and Representatives, to access, hold, store, use, analyze, employ, Disclose, copy, commercialize, interact with, or take any benefit from Company Intellectual Capital except as is reasonably required to assist Confidant to carry on the Permitted Activities for the Purpose, in good faith, and strict compliance with this Agreement.

Confidant will be relieved from the obligation to treat particular information or material Disclosed to it by or on behalf of Company as Company Proprietary Information to the extent that Confidant first proves that the information or material is Exempted Information, provided that:

the relief will not apply to any information or material that is not so proven to be Exempted Information; and

the relief will apply only to the contractual obligations of Confidant under this Agreement that pertain to Company Proprietary Information and will not diminish any other rights or interests of Company under this Agreement, a Primary Contract, or at law.

Confidant shall be liable to Company if any Company Intellectual Capital is dealt with by an Affiliate or Representative of Confidant, or by any other person or entity downstream from Confidant, in a manner that does not comply with the obligations imposed on Confidant under this Agreement.

Access and Custody

Company may choose to Disclose, or not to Disclose, Company Intellectual Capital to Confidant, in its absolute discretion.

As between the Parties:

all Company Intellectual Capital that is Disclosed to Confidant, and all rights and interests in, to, or associated with such Company Intellectual Capital, shall remain the exclusive legal and beneficial property of Company; and

Confidant will hold and use all Company Intellectual Capital in its possession or control from time to time for the exclusive benefit of Company.

604-568-9366	2820-200 Granville Street, Vancouver BC V6C 1S4	www.fehrandassociates.ca

Nothing in this Agreement shall be construed as granting Confidant any license, rights or interests in or under any Company Intellectual Capital, other than permission to engage in Permitted Activities in strict compliance with this Agreement and any Primary Contract.

Company Intellectual Capital is Disclosed to Confidant on an "as is" basis. The Company Group (individually and as a whole):

(d) makes no representations or warranties as to the accuracy, completeness, adequacy, validity, or suitability for any purpose, of any Company Intellectual Capital; and

(e) shall not be liable to Confidant, or to any person downstream from Confidant, on account of any errors or omissions in Company Intellectual Capital, or for the use of Company Intellectual Capital by Confidant or any such downstream party.

Confidant will use conscientious, good faith efforts to protect Company Proprietary Information and Company Intellectual Property that is in Confidant's care or control from unauthorized use, copying, access, and Disclosure.

Confidant will hold and store Company Proprietary Information and Company Intellectual Property in a secure facility located at Confidant's headquarters in Confidant's Country. Confidant will not, Directly or Indirectly, relocate or transmit any Company Proprietary Information or Company Intellectual Property to any other facility or country, without first obtaining express written authorization from Company.

At the written request and option of Company, Confidant shall promptly:

return or destroy, as directed by Company, all Company Intellectual Capital that shall have been supplied to Confidant by or on behalf of Company, subject to subsection 0;

permanently delete or erase all Company Intellectual Capital from electronic, magnetic, optical, or other digital storage devices in Confidant's possession or control;

use reasonably diligent efforts to ensure that anyone to whom Confidant Discloses Company Intellectual Capital takes the same measures referenced in Subsections 0 and 0; and

confirm in writing that the preceding provisions of this Section have been complied with.

All Company Technical Information, Company Business Information, and Company Tangibles that may be Disclosed to Confidant will be presumed to be or contain Company Proprietary Information and/or Company Intellectual Property governed by this Agreement unless and until Confidant proves otherwise.

Permitted Disclosure to Others

Confidant may Disclose Company Proprietary Information conscientiously and in good faith in the following circumstances:

to its Representatives who need access to the Company Proprietary Information to the extent reasonably required by them to assist Confidant to carry on Permitted Activities in compliance with this Agreement;

to any person or entity that Company expressly authorizes in writing, subject to the terms and conditions set out in this Agreement and in the written authorization;

as may be compelled by applicable law within Confidant's Country, provided that: (i) before making any such Disclosure, Confidant will give Company notice of the proposed Disclosure with full particulars; (ii) Confidant will only Disclose Company Proprietary Information to the extent required by law; and (iii) Confidant will make conscientious efforts to obtain an order, ruling, or covenant that confidential treatment will be afforded to Company Proprietary Information that is so Disclosed;

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to legal counsel and other professionals who assist Confidant in connection with: (i) this Agreement or a Primary Contract; or (ii) a dispute or potential dispute that that may arise in relation to this Agreement or a Primary Contract; provided in either case that they are first notified of this Agreement.

Confidant shall ensure that each of its Representatives to whom it Discloses Company Intellectual Capital agrees in writing to hold and use Company Intellectual Capital under the same, or substantially similar, obligations imposed by this Agreement. Company may demand in writing that any or all Representatives of Confidant enter Agreements substantially in the form of this Agreement, and Confidant will use best efforts to cause that to happen promptly. If the Representative/s in question fail to sign and return such Agreement/s within 10 business days, that will be considered to be a breach of this Agreement and any Primary Contract between Company and Confidant.

Company Tangibles

As between the Parties, ownership of all legal and beneficial rights and interests in Company Tangibles, including personal property rights, will at all times be vested in Company and will not pass to the Confidant.

All of the obligations set out above in Articles 0 through 0 apply equally to Company Tangibles, mutatis mutandis.

Developments

In this Agreement, "Developments" means all tangible and intangible information, material, and work product that may be made, compiled, generated, or acquired by Confidant, whether individually or in concert with others, that embodies, incorporates, improves, enhances, upgrades, updates, supplements, derives from, or is based on any Company Technical Information, or that may be produced by or for Confidant pursuant to a Primary Contract.

Except to the extent that the Parties expressly agree otherwise in writing, all Intellectual Capital in, to, or associated with Developments is, and will be, owned:

on the basis that is expressly and unequivocally stipulated in an applicable Primary Contract;

if ownership of particular Developments is not expressly and unequivocally stipulated in a Primary Contract, then, all Intellectual Capital associated with such Developments will be owned exclusively by, or as directed by, Company.

Confidant will conscientiously, promptly, and in good faith take all steps reasonably requested by Company to effect, vest, register, record or otherwise perfect the ownership interests determined under the foregoing Section, which will include executing and delivering all documents that may be reasonably stipulated by Company.

To the extent that any Developments shall have been generated but are not formally transferred to or as directed by Company, then, Confidant declares and agrees that it holds and will continue hold them, and all associated Intellectual Capital, in trust for the exclusive benefit of Company until Company directs Confidant to transfer such items.

Confidant hereby irrevocably nominates, constitutes, and appoints each of Company's CEO, CTO, COO, President, Secretary and Treasurer, from time to time, as Confidant's agent and attorney-in-fact, coupled with an interest, to execute, sign, complete, file, and prosecute any and all instruments that may be considered necessary or desirable by those individuals for the purpose of effecting, vesting, registering, recording or otherwise perfecting Company's ownership interests in Developments, with full power of substitution. This power of attorney shall survive the death or incapacity of Confidant.

604-568-9366	2820-200 Granville Street, Vancouver BC V6C 1S4	www.fehrandassociates.ca

Confidant hereby waives unconditionally any and all "moral rights" that Confidant may have or acquire in Developments, including the rights of attribution and integrity.

Protected Relationships

While any Permitted Activities are continuing, and for 18 months after that, Confidant will not, Directly or Indirectly:

(a) induce or encourage any Representative of Company to leave his or her employment or to terminate his or her contract with Company;

(b) employ, hire, retain, or partner with any Representative of Company, or assist any third party to employ, hire, retain, or partner with any Representative of Company, whether as an employee, consultant, contractor, investor, or otherwise; or

(c) undermine the relationship between Company and any of its Representatives in any other manner.

In this Agreement, "Company Business Associate" means a third party with whom Company has a business relationship, or is actively negotiating a business relationship, including suppliers, customers, partners, investors, and joint venture associates.

While any Permitted activities are continuing, and for, and for four years after that, Confidant agrees not to attempt, Directly or Indirectly, to undermine the relationship between Company and a Company Business Associate, which may include causing or influencing a Company Business Associate to:

(a) cease dealing or trading with Company, or to change the manner in which the Company Business Associate deals or trades with Company;

(b) lose confidence in Company, a Company Business, or a Company Product; or

(c) deal or trade with Confidant, or with any other person, in preference to Company.

Company Business Opportunities

In this Agreement:

"Business Opportunity" means a business opportunity that: (i) a person or entity Discloses to another person or entity, and (ii) the other person or entity is not actively seeking to exploit at the time of the Disclosure (subject to Section 8.2); and

"Company Business Opportunity" means a Business Opportunity Disclosed by Company to Confidant.

If Confidant wishes to invoke the benefit of Subsection 8.1 (a) (i) (by asserting that Confidant was actively seeking to exploit it at the time that Company Disclosed it to Confidant), then, within two business days after Disclosure, Confidant must give Company written notice that accurately and completely sets out the relevant facts supporting Confidant's assertion, which must include documentary evidence proving that Confidant was actively seeking to exploit that business opportunity at the time. If Confidant fails to provide such notice, then, the Business Opportunity in question will be irrevocably deemed to be a Company Business Opportunity subject to the restrictions set out herein.

While any Permitted Activities are continuing, and for three years after that, Confidant will not, Directly or Indirectly:

(a) deal directly with any person connected with a Company Business Opportunity for the purpose of exploiting that Company Business Opportunity;

604-568-9366	2820-200 Granville Street, Vancouver BC V6C 1S4	www.fehrandassociates.ca

(b) seek to acquire or exploit a Company Business Opportunity for Confidant's own benefit or for the benefit of any third party;

(c) acquire ownership of, or rights under, any asset that is the subject of a Company Business Opportunity for Confidant's own benefit or for the benefit of any third party; or

(d) assist or encourage any third party to do any of the foregoing.

Good Faith

Confidant acknowledges and agrees that the Company Group will be Disclosing Company Intellectual Capital to Confidant for a commercial purpose. Confidant will observe and perform all its obligations, and exercise its rights, hereunder in good faith in furtherance of the Purpose.

While any Permitted Activities are continuing, and for three years after that:

Confidant will not attempt to utilize or take any benefit from any Company Intellectual Capital except in Collaboration with Company.

Confidant will not, Directly, or Indirectly, assist or encourage any other person to use or take the benefit of any Company Intellectual Capital except pursuant to a written agreement with Company; and

Confidant shall not, Directly or Indirectly, acquire any interest in, or develop, design, create, manufacture, sell or otherwise deal with any item or product, that contains, is based on, or is derived from any Company Proprietary Information, Company Intellectual Property, or Company Product, or that improves, upgrades, enhances, replaces, duplicates, simulates, or supplements any Company Proprietary Information, Company Intellectual Property, or Company Product, except as may be expressly agreed by Company in writing.

Non-Competition

Confidant acknowledges and agrees that:

the Company Group has acquired and developed substantial experience, knowledge, skill, and know-how relating to the Company Business, Company Products, and Company Proprietary Information, which gives the Company Group a significant advantage over other operators, developers, and suppliers of similar businesses, products, and services;

engaging in Permitted Activities is likely to enhance the capability of Confidant to develop a technology that competes with the Company Products or operate a business that competes with the Company Business; and

the obligations set out in Section 0 below are fair and reasonable to safeguard Company's competitive position.

Subject to Section 10.3, while any Permitted Activities are continuing, and for 18 months after that, Confidant will not, Directly or Indirectly:

research, develop, operate, manufacture, have manufactured, sell, or offer to sell, any business, product, or service that is competitive with any Company Business, Company Products, or Company Technology (as defined in Subsection 10.3 (a));

participate in, acquire equity in (or a right to acquire equity in) or give any other type of assistance (including financial assistance) to, any business or other operation that is in any way competitive with the Company Business, or that serves the same market as Company Products, or that researches, develops,

604-568-9366	2820-200 Granville Street, Vancouver BC V6C 1S4	www.fehrandassociates.ca

designs, manufactures, sells, licenses, or offers to sell or license any product or service that is competitive with any Company Product or any Company Technology; or

assist any other person to do so;

in Confidant's Country, North America, the European Community, the United Kingdom, China, Japan, Australia, Singapore, Republic of Korea, Taiwan, or anywhere else in the world.

For the sake of clarity:

"Company Technology" means technology and products as identified in Schedule "A";

Regardless of anything else in this Agreement, an individual (e.g. a Representative) may be employed or engaged by a corporation that engages in a broad range of businesses or sells a broad range of products, which may include businesses or products that are competitive with a Company Business or a Company Product, on the following conditions:

(i) the individual must not own or have the right to acquire more than 0.1% of the shares of the corporation, whether Directly or Indirectly;

(ii) the individual and the corporation must first enter a written agreement with Company in which they covenant that the individual will not have any Direct or Indirect involvement in any activity of the Corporation that would otherwise cause Confidant to violate Subsection 10.2 (a), using a form of agreement specified by Company, acting reasonably;

(iii) in any event, the balance of this Agreement will continue to apply without any diminishment.

Third Party Intellectual Capital

Confidant acknowledges that Company does not want to misuse, misappropriate, violate or infringe the Intellectual Capital of any third party. Confidant, its Affiliates, and Representatives will not do anything that causes Company to engage in any of those activities.

For greater certainty, Confidant, its Affiliates, and Representatives will not:

Disclose or make available to Company the Proprietary Information of any third party;

supply to Company any information, material, or work-product that misuses, misappropriates, violates or infringes any Intellectual Capital of any third party; or

engage in any activity on behalf of Company that misuses, misappropriates, violates or infringes any Intellectual Capital of any third party.

Identifying and Redressing Defaults

In the event Confidant becomes aware of a breach or deemed breach of this Agreement that has, or poses the risk of having, a materially negative impact on any Company Intellectual Capital, Confidant shall promptly:

give written notice to Company with the full particulars of that event; and take reasonable steps to mitigate the effects of that event.

Whether or not there is reason to believe that Confidant may be in breach of this Agreement, Confidant will permit Company or its Representatives to:

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enter any premises where Confidant or any of its Representatives may be using or storing Company Intellectual Capital; and

inspect facilities where Confidant, any Representative of Confidant, or any third party on behalf of Confidant or a Representative of Confidant stores, holds, copies, or utilizes Company Intellectual Capital, including computers and other electronic storage devices;

as may be requested by Company for the purpose of ascertaining whether Confidant and its Representatives are complying with their obligations under this Agreement. This right of inspection may only be exercised during normal business hours of operation after Company has given Confidant at least two business days advance written notice of its intention to conduct the inspection. Company and its Representatives will respect the confidentiality of Confidant's Proprietary Information to which they are exposed under this Section.

Confidant acknowledges that the inherent nature of Company Intellectual Capital will make it difficult to ascertain whether Confidant, or any of Confidant's Representatives or Affiliates, has breached or is preparing to breach its obligations under this Agreement. For that reason, if Company has some reasonable basis for suspecting that Confidant, or any of Confidant's Representatives or Affiliates, may have breached or is preparing to breach any of its obligations under this Agreement, then, Company may initiate arbitration under Section 0 based on that suspicion for the purpose of:

ascertaining whether a breach has occurred or is likely to occur, and,

redressing and remedying any breaches or attempted breaches that are revealed through the arbitration.

Confidant acknowledges that a breach of this Agreement by Confidant, its Representatives, or its Affiliates will cause irreparable harm to Company, and that ordinary damages will not be an adequate remedy for such harm. Therefore, Company may, in the discretion of a court of competent jurisdiction or an arbitration panel constituted under Section 0, be entitled to specific performance, injunctive relief, and other equitable relief, for such breach, on an interim, interlocutory and/or permanent basis. Such rights and remedies shall be in addition to all other rights and remedies to which Company (and/or any other Company Companies) may be entitled at law or in equity.

Unless otherwise expressly provided in this Agreement, Company's rights and remedies specified in this Agreement are cumulative and are not exclusive of any other rights or remedies to which Company and its Affiliates may otherwise be entitled.

Governing Law/Dispute Resolution

The laws of British Columbia, Canada, will govern the interpretation, validity and enforceability of this Agreement, the relationship of the parties under this Agreement, and the conduct of the parties in relation to the subject matter of this Agreement.

The parties agree that, subject to Section 0, all disputes, controversies, and disagreements that may arise under or in connection with: (i) this Agreement, (ii) a breach of this Agreement, or (iii) in relation to the activities contemplated herein, (iv) the interpretation, validity or enforceability of this Agreement, (v) the relationship of the parties under this Agreement, or (vi) the conduct of the parties in relation to the subject matter of this Agreement, will be submitted to the Vancouver International Arbitration Centre ("VIAC"), and will be finally resolved by confidential arbitration ("Arbitration"). The Arbitration will be conducted on the following basis:

the Arbitration will be conducted and resolved in accordance with and pursuant to the VIAC Domestic Arbitration Rules in effect on the date that the arbitration is initiated (the "VIAC Rules");

the appointing authority shall be VIAC;

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the Arbitration will be conducted by one arbitrator ("Arbitrator"), in English, in Vancouver, British Columbia, which will be the legal seat of the Arbitration;

the Arbitrator will have full authority to grant interim, interlocutory, and equitable relief, including remedies having the same effect as injunctions and declarations;

if the subject matter of a dispute, controversy, and/or disagreement also involves a Primary Contract, or any other legal right, obligation, or liability that is not specifically addressed in this Agreement, then, the Parties agree to incorporate all such matters within the Arbitration for definitive resolution by the Arbitrator; and

the decision of the Arbitrator will be final and binding, and all interim, interlocutory, and final decisions of the Arbitrator will be enforceable in the courts of the relevant jurisdictions pursuant to the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards.

Miscellaneous

Confidant shall not communicate with any news media or issue any press release or other non-confidential communication with respect to the subject matter of this Agreement or any aspect thereof, without receiving prior written permission from Company to do so. Except to the extent expressly permitted elsewhere in this Agreement, Confidant will not make any reference to Company, or any Representative or Affiliate of Company (including any names, trademarks, logos or other visual identity indicators of the Representatives or Affiliates), or to this Agreement, in any non-confidential communication, including any advertisement or promotion of any kind whatsoever.

This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof. No change or modification of this Agreement shall be valid unless it is in writing and signed by the parties.

If the Parties do enter into one or more Primary Contracts, such Primary Contract(s) will not supersede, take priority over, or modify this Agreement except to the extent that a Primary Contract expressly and unequivocally:

(i) refers to this Agreement, (ii) stipulates that the Primary Contract supersedes, takes priority over, or modifies this Agreement, and (iii) specifies the manner in which the Primary Contract supersedes, takes priority over, or modifies this Agreement. For greater certainty, a clause that generally purports to supersede all other contracts and arrangements will not supersede or modify this Agreement, and if the Primary Contract involves any Intellectual Capital, this Agreement will apply equally to that Intellectual Capital.

The headings of the sections of this Agreement are inserted for convenience only and do not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

All provisions of this Agreement which expressly or by their nature survive the termination of this Agreement will continue in full force and effect after any termination of this Agreement, including any obligations regarding use or disclosure of Company Proprietary Information and Company Intellectual Property.

The confidentiality obligations of Confidant under this Agreement shall continue until the date that is fifteen years after the date that Confidant ceases to carry on any Permitted Activities.

Confidant will promptly execute and deliver any further agreements and documents, and provide any further assurances, undertakings and information, as may be reasonably requested by Company to give effect to the intention expressed in this Agreement and, without limiting the generality of this section, will do or cause to be done all acts and things, execute and deliver or cause to be executed and delivered all agreements and documents so requested.

Each section and obligation set out in this Agreement is distinct and severable. If any section or obligation of this Agreement, in whole or in part, is determined by any court of competent jurisdiction or arbitration panel

604-568-9366	2820-200 Granville Street, Vancouver BC V6C 1S4	www.fehrandassociates.ca

to be illegal, invalid, void, voidable or unenforceable in any jurisdiction, then, the illegality, invalidity or unenforceability of that section or obligation, in whole or in part, will not affect:

the legality, validity or enforceability of the remaining sections and obligations set out in this Agreement, in whole or in part; or

the legality, validity or enforceability of that section or obligation, in whole or in part, in Confidant's Country or any other jurisdiction.

This Agreement may be executed in one or more counterparts and may be executed and delivered by facsimile or electronic mail and all the counterparts taken together constitute one and the same instrument and is effective when each of the parties has signed a copy of it, whether the same or different copies.

All notices or other communications between the Parties under this Agreement must be in writing and given to an officer of the recipient Party either personally (including by courier) or by email, at the address and last known email for each Party set out below or at any other address or email or to the attention of any other officer of which a Party notifies the other Party in accordance with this Section:

Naqi Logix Inc.	A. Fehr & Associates Ltd.
Address: 1400 - 1040 West Georgia Street,	Address: 2820 - 200 Granville Street,
Vancouver, B.C.	Vancouver, B.C.
V6E 4H1	V6C 1S4

14.11 All notices or other communications will be considered given when in the case of personal delivery or delivery by courier, when delivered or via email to the last known email address The Parties have signed this Agreement with the intention of making it legally binding as of the Effective Date under the signature of their proper signing officers.

604-568-9366	2820-200 Granville Street, Vancouver BC V6C 1S4	www.fehrandassociates.ca

SCHEDULE "D"

COMPANY TECHNOLOGY

Researching, developing, inventing, producing, marketing, products, systems, methods, software, hardware, apparatus, devices, data and equipment that perform any or all of the following functions:

Wearable, attached or detached computerized electronic software, hardware, systems, services and devices that enable hands-free, look-free, and voice-free biosignal-controlled headsets and earbuds using electroencephalographic (EEG) sensors, electromyographic (EMG) sensors, inner ear pressure sensors, inner ear tactile pressure sensors, microgesture sensors, pressure sensors, gyroscopic sensors, accelerometer sensors, magnetic sensors, and global positioning (GPS) sensors for remote monitoring, controlling devices, transmission, reception and controlling of information and commands.

All technologies and technological assets developed, invented, authored, generated, compiled or acquired in conjunction with any or all of the foregoing, or that address or compete with the same kinds of functions.

604-568-9366	2820-200 Granville Street, Vancouver BC V6C 1S4	www.fehrandassociates.ca